Exhibit 99.1

Cell Therapeutics, Inc. Making cancer more treatable

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.312.7100 F 206.272.4010

Cell Therapeutics Provides Monthly Information

at Request of CONSOB

May 27, 2011 Seattle — Cell Therapeutics, Inc. (the “Company” or “CTI”) (NASDAQ; CTICD and MTA: CTIC) is providing the information herein pursuant to a request from the Italian securities regulatory authority, CONSOB, pursuant to Article 114, Section 5 of the Unified Financial Act, that the Company issue at the end of each month a press release providing a monthly update of certain information relating to the Company’s management and financial situation. However, the Company also directs its Italian shareholders to the Italian language section of its website at www.celltherapeutics.com/italiano, where more complete information about the Company and its products and operations, including press releases issued by the Company, as well as the Company’s U.S. Securities and Exchange (“SEC”) filings and the Listing Prospectus authorized to be published by CONSOB, can be found. The information provided below is qualified in its entirety by reference to such information. Please note that all the information disclosed in this press release primarily refers to the period April 1, 2011 through April 30, 2011 except as otherwise expressly noted.

Provisional financial information as of April 30, 2011 and EBITDA

The following information concerns the Company’s provisional (unaudited) results for the month ended April 30, 2011.

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Such financial information represents estimates that are based on assumptions the occurrence of which depends on circumstances relating to the Company and the macroeconomic situation, and which assumptions might or might not occur.

The following table reports the Estimated Indication of a few relevant items referring to the statements of operations for the month ended April 30, 2011:

Estimated financial data of the Company for the month ended April 30, 2011

The estimated and unaudited financial data of the Company as of April 30, 2011 compared with those for the previous month are shown below (amounts in thousands of U.S. dollars):

	March 31, 2011	April 30, 2011
Net revenue	$—	$—
Operating income (expense)	$(9,941)	$(4,774)

Profit /(Loss) from operations	$(9,941)	$(4,774)
Other income (expenses), net	$549	$680
Preferred Stock:
-Deemed Dividend	$(31,283)	$—

EBITDA	$(40,675)	$(4,094)

Depreciation and amortization	$(150)	$(183)

Amortization of debt discount and issuance costs	$(148)	$(17)

Interest expense	$(155)	$(117)

Net profit /(loss) attributable to common shareholders	$(41,128)	$(4,411)

Estimated Research and Development expenses were $7.1 million and $2.2 million for the months of March 2011 and April 2011, respectively.

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Net Financial Standing

The following table reports the estimated and unaudited net financial standing of the Company as of March 31, 2011 and April 30, 2011, including the separate indication of the total financial needs, regarding debts expiring less than 12 months ahead (current portion). The relevant financial data are compared with those for the previous month (amounts in thousands of U.S. dollars).

Net Financial Standing	March 31, 2011	April 30, 2011
Cash and cash equivalents	$43,814	$37,633

Long term obligations, current portion	$(1,715)	$(1,715)
Convertible senior notes	$(22,445)	$(12,202)
Net Financial Standing, current portion	$19,654	$23,716

Long term obligations, less current portion	$(4,010)	$(4,132)
Net Financial Standing, less current portion	$(4,010)	$(4,132)
Net Financial Standing	$15,644	$19,584

The total estimated and unaudited net financial position of the Company as of April 30, 2011 was approximately positive for $19,584 (in thousands of U.S. dollars).

The Company’s 5.75% Convertible Senior Notes with a maturity date of December 15, 2011 come due within the next twelve months.

The Company’s 7.5% Convertible Senior Notes (the “Notes”) matured on April 30, 2011. On May 2, 2011, the Company announced that it has deposited $10.6 million in cash as trust funds with U.S. Bank National Association, as the trustee of the outstanding Notes, which was an amount sufficient to pay and discharge the entire amount due on the Notes, including accrued and unpaid interest. The Company had no other debt mature during the month of April 2011.

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Outstanding notes and preferred shares

The following tables disclose information about the Company’s outstanding convertible senior notes as of April 30, 2011, compared with the same information as of March 31, 2011:

Convertible Notes–April 30, 2011

Description	Maturity/ Redemption Date	Principal/ Aggregated Stated Value Outstanding as of March 31, 2011($)	Number of Common Stock Reserve as of March 31, 2011	Principal/ Aggregated Stated Value Outstanding as of April 30, 2011($)	Number of Common Stock Reserve as of April 30, 2011
7.5% Convertible Senior Notes	30-Apr-11	10,250,000	122,620	—	—
5.75% Convertible Senior Notes	15-Dec-11	10,913,000	363,766	10,913,000	363,766

Totals		21,163,000	486,386	10,913,000	363,766

Debt Restructuring Program

In April 2011, the Company neither issued any new debt instruments nor bought any debt instruments already issued by the Company. The Company believes it is in compliance with the covenants on each series of its outstanding convertible notes.

Regulatory Matters and Products in Development

Pixantrone

On March 3, 2011, the Company announced that it has met with officials of the U.S. Food and Drug Administration’s (“FDA”) Office of New Drugs (“OND”) and presented its arguments supporting the Company’s belief that the data contained in its New Drug Application (“NDA”) 22-481 for Pixantrone support the conclusion that Pixantrone is effective for its planned use. On May 3, 2011 the Company announced that the Company would resubmit the NDA in consideration for accelerated approval in accordance with guidance from FDA’s OND following receipt of the FDA’s Office of New Drugs’ (the “OND”) response to the Company’s appeal to the FDA, which provided the Company with the opportunity to resubmit the NDA to the FDA with additional information for consideration of accelerated approval of the NDA based on the PIX 301 trial. In the FDA’s response to the Company’s appeal, the FDA requested that the Company submit two items—an additional review of radiographs by an independent panel and additional information regarding circumstances of stopping the clinical trial prior to achieving the planned accrual to assure reviewers that efficacy assessments were not involved in the decision to stop accrual early. As announced on May 20, 2011, the Company will meet with the FDA’s Office of Oncology Drug Products in early June to discuss the re-submission of the NDA. The Company plans to submit the requested information, as well as all other relevant data requested in the FDA’s Complete Response Letter, in a re-submission as soon as practical. Under the Prescription Drug User Fee Act (“PDUFA”) guidelines, the re-submitted NDA would have a 6 month review cycle.

On March 21, 2011, the Company announced that it has initiated its randomized pivotal trial of pixantrone for the treatment of relapsed/refractory diffuse large B-cell lymphoma. The clinical trial is now open to patient enrollment.

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Corporate Transactions and Assignment of Assets

With respect to the period from April 1, 2011 through April 30, 2011, the Company has no additional information to disclose to the market.

Exchange Listing Matters

With respect to the period from April 1, 2011 through April 30, 2011, the Company has no additional information to disclose to the market. However, on May 3, 2011, the Company received a notification of non-compliance from the staff of The NASDAQ Stock Market LLC (the “NASDAQ”). The notification stated that the Company has not regained compliance with NASDAQ Listing Rule 5550(a)(2) because the Company’s common stock, no par value per share (the “Common Stock”), did not maintain a minimum closing bid price of $1.00 per share over a period of at least ten consecutive business days ending on or prior to May 2, 2011. As a result of the notification of non-compliance, the Common Stock is subject to delisting unless the Company requests a hearing before the NASDAQ Listing Qualifications Panel (the “Panel”). The Company requested a hearing before the Panel. Accordingly, the Common Stock will continue to trade on The NASDAQ Capital Market pending the issuance of the Panel’s decision following the hearing.

Update on Outstanding Shares of Common Stock

The number of shares outstanding of the Common Stock, issued and outstanding as of March 31, 2011 and April 30, 2011 was 1,004,462,095 and 1,005,406,934, respectively.

During the month of April 2011, the following transactions contributed to the change in the number of shares of the Company’s outstanding Common Stock:

•	the issuance of 1,200,000 shares of Common Stock relating to restricted stock awards granted under the Company’s 2007 Equity Incentive Plan, as amended and restated (the “2007 Equity Plan”); and

•	the cancellation of 255,161 shares of Common Stock under the 2007 Equity Plan.

On May 6, 2011, the Company announced that the Company’s Board of Directors (the “Board”) approved a reverse stock split (the “Reverse Stock Split”) following the Company’s receipt on May 3, 2011 of a notification of non-compliance from the NASDAQ staff. The Reverse Stock Split was effective on May 15, 2011 (the “Effective Date”). On the Effective Date, each of the Company’s shareholders received one new share of Common Stock in exchange for every six shares of Common Stock such shareholder held as of the Effective Date. The Common Stock began trading on a split-adjusted basis on the Mercato Telematico Azionario stock market (the “MTA”) in Italy and The NASDAQ Capital Market in the United States on May 16, 2011. On The NASDAQ Capital Market, trading of the Common Stock will appear under the temporary trading symbol “CTICD” in order to inform the investment community of the Reverse Stock Split. The trading symbol of the Common Stock will revert to “CTIC” on or about June 14, 2011. The trading symbol of the Common Stock on the MTA has not changed due to the Reverse Stock Split.

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As a result of the Reverse Stock Split, the Company’s total number of authorized shares was decreased from 1,210,000,000 shares to 201,666,666 shares; the Company’s total number of authorized shares of Common Stock was decreased from 1,200,000,000 shares of Common Stock to 200,000,000 shares of Common Stock; and the Company’s total number of authorized shares of preferred stock was decreased from 10,000,000 shares of preferred stock to 1,666,666 shares of preferred stock.

Pursuant to the Shareholder Rights Agreement dated as of December 28, 2009, between the Company and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agreement”), in connection with Reverse Stock Split, the Board of Directors of the Company (the “Board of Directors”) determined that certain adjustments to the terms of the preferred stock purchase rights (the “Rights”) issued pursuant to the Rights Agreement were appropriate. The Board of Directors therefore approved the following adjustments to the terms of the Rights: (i) the number of ten-thousandths of a share of Preferred Stock of the Company purchasable upon the exercise of each Right was increased from one ten-thousandth (1/10,000th) to six ten-thousandths (6/10,000th) of a share of Preferred Stock; (ii) the Exercise Price of each Right was increased from $6.00 to $36.00; (iii) the Redemption Price of each Right was increased from $0.0001 to $0.0006; and (iv) each share of common stock outstanding has had issued to it one (1) Right. Capitalized terms used and not defined herein have the meanings given to them in the Rights Agreement. The description of Rights is set forth under the caption entitled “Description of Registrant’s Securities to be Registered” in the Company’s Registration Statement on Form 8-A/A (File No. 001-12465) filed with the U.S. Securities and Exchange Commission on May 17, 2011.

Please note that this press release reports information for the months of March and April 2011 and the Effective Date of the Reverse Stock Split was during May 2011 (i.e., May 15, 2011). Accordingly, none of the share amounts reported in this press release have been adjusted to reflect the Reverse Stock Split.

The Company is not aware of any agreement for the resale of its shares of Common Stock on the MTA nor of the modalities by means of which shares of Common Stock were or will be resold.

Information about the capacity of the Company to sustain its financial needs

As disclosed in this press release, the Company had approximately $37.6 million in cash and cash equivalents as of April 30, 2011. This amount does not include the proceeds from a registered offering announced on April 28, 2011, which closed on May 4, 2011 (the “Closing Date”) pursuant to which the Company entered into an agreement to sell approximately $16.0 million of shares of its Series 12 Preferred Stock and warrants to purchase shares of its Common Stock to three institutional investors. Each share of Series 12 Preferred Stock is convertible at the option of the holder, at any time during its existence, into approximately 2,857 shares of Common Stock at a conversion price of $0.35 per share of Common Stock, for a total of 45,634,286 shares of Common Stock.

In connection with the offering, the investors received warrants to purchase up to 18,253,714 shares of Common Stock. The warrants have an exercise price of $0.40 per warrant share, for total potential additional proceeds to the Company of approximately $7.3 million upon exercise of the warrants for cash. The warrants are exercisable immediately and expire five years and one day from the date of issuance.

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Shares of the Series 12 Preferred Stock had the right to receive dividends in the same amount as any dividends declared and paid on shares of Common Stock and had no voting rights on general corporate matters.

As of May 4, 2011 (the “Closing Date”), the Investors elected to convert all of their shares of Series 12 Preferred Stock and to receive the 45,634,286 shares of Common Stock on the Closing Date.

The Company received approximately $14.9 million in net proceeds from the offering, after deducting placement agent fees and estimated offering expenses.

About Cell Therapeutics, Inc.

Headquartered in Seattle, the Company is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect future results and the trading price of the Company’s securities. Specifically, the risks and uncertainties that could affect the development of pixantrone include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general, and with pixantrone in particular, including, without limitation, the potential failure of pixantrone to prove safe and effective for the treatment of relapsed or refractory aggressive non-Hodgkin’s lymphoma. relapsed/refractory diffuse large B-cell lymphoma and/or other tumors as determined by the FDA and/or the European Medicines Agency, that the Company cannot predict or guarantee the pace or geography of enrollment of its clinical trials or the total number of patients enrolled, that the FDA may not accept the Company’s special protocol assessment and/or the proposed design for the protocol of the Company’s clinical trial and/or may request additional clinical trials, that the EMA may not approve the Company’s marketing authorization application after review, that accelerated approval by the FDA of pixantrone may not be possible or occur, that the Company may not be able to address satisfactorily the two key matters raised by the OND or other matters raised by the OND and/or the FDA, that the Company’s interpretation of the guidance provided by the OND may be different than the intent of the OND, that the OND may change its guidance, that the PIX301 study may not be deemed successful, that a re-review of the pixantrone NDA may not be warranted and, if warranted, that the FDA may find pixantrone to not be safe and/or effective, that the PIX301 study may still be deemed to be a failed study, that the FDA may require an additional clinical trial of pixantrone, that if the Company conducts an additional clinical trial, it may not demonstrate the safety and effectiveness of pixantrone, that the FDA may not provide the Company with a meeting quickly, that the Company may not be able to provide satisfactory information in response to the FDA’s Complete Response Letter, that the Company may not be able to re-submit the pixantrone NDA quickly, that the Company may not meet with the FDA in June 2011, that the Panel may not grant the Company’s request for continued listing on The NASDAQ Capital Market, that the Common Stock may not continue trading on The NASDAQ Capital Market pending the outcome of the hearing, that the Company cannot predict when the Panel hearing, if granted, will be held, that the Company may not regain compliance with the NASDAQ listing requirements by the time of the Panel hearing, that the Panel may not grant the Company additional time within which to regain compliance with the NASDAQ listing requirements, that the Reverse Stock Split may not increase the per-share-trading price of the Common Stock to regain compliance with the NASDAQ listing requirements for continued listing on The NASDAQ Capital Market, and the Company’s ability to continue to raise capital as needed to fund its operations, competitive factors, technological developments, and costs of developing, producing and selling pixantrone. Further risks and uncertainties include that the Company continues to have a substantial amount of debt outstanding and the quarterly interest expense associated with the debt is significant, the Company’s operating expenses continue to exceed its net revenues, that the Company may not be able to further

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reduce its operating expenses, that the Company will continue to need to raise capital to fund its operating expenses and may not be able to raise sufficient amounts to fund its continued operation, and that the information presented herein with respect to the Company’s convertible notes and non-convertible preferred stock may differ materially from the information presented by the Company with respect to its convertible notes and non-convertible preferred stock prepared in accordance with U.S. GAAP in its periodic reports on Form 10-K and Form 10-Q, as well as other risks listed or described from time to time in the Company’s most recent filings with the SEC on Forms 10-K, 10-Q and 8-K. Except as required by law, the Company does not intend to update any of the statements in this press release upon further developments.

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Media Contact:

Cell Therapeutics, Inc.

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: deramian@ctiseattle.com

www.CellTherapeutics.com/press_room

Investors Contact:

Cell Therapeutics, Inc.

Ed Bell

T: 206.272.4345

F: 206.272.4434

Lindsey Jesch Logan

T : 206.272.4347

F : 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com/investors

www.CellTherapeutics.com